As filed with the Securities and Exchange Commission on July 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGIMARC CORPORATION
(Exact name of Registrant as specified in its charter)

Oregon	41-4528284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8500 SW Creekside Place

Beaverton, Oregon 97008

(Address of principal executive offices, including zip code)

Inducement LTIP Unit Award Agreement

Digimarc Corporation 2018 Incentive Plan
(Full title of the plan)

Charles Beck

Chief Financial Officer, Treasurer and Secretary

Digimarc Corporation

8500 SW Creekside Place

Beaverton, Oregon 97008

503-469-4800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

John R. Thomas
Ashurst Perkins Coie US LLP
1120 NW Couch Street, Tenth Floor

Portland, Oregon 97209-4128

503-727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Accelerated filer ☐		Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Digimarc Corporation (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 1,643,908 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), consisting of (i) 1,060,000 Shares which may become issuable to the Company’s President and Chief Executive Officer, Paul Carreiro, in connection with the redemption of certain long-term incentive units in DMRC LLC pursuant to the Inducement LTIP Unit Award Agreement (the “LTIP Award Agreement”) by and between the Company and Mr. Carreiro as a material inducement to Mr. Carreiro entering into employment with the Company (the “Inducement Award”), and (ii) 583,908 Shares issuable pursuant to the Digimarc Corporation 2018 Incentive Plan, as amended (the “Plan”), which have again become available for issuance under the Plan pursuant to forfeitures of awards.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the SEC by the Company or by DMRC LLC (f/k/a Digimarc Corporation), a subsidiary of the Company (the “Predecessor Registrant”) are hereby incorporated by reference into this Registration Statement:

(a)         The Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 11, 2026;

(b)         The Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 13, 2026;

(c)         The Predecessor Registrant’s Current Reports on Form 8-K filed with the SEC on February 12, 2026, March 12, 2026, April 30, 2026, and May 18, 2026;

(d)          The Registrant’s Current Reports on Form 8-K filed with the SEC on May 18, 2026, May 21, 2026, June 8, 2026, and July 6, 2026; and

(e)         The description of the Registrant’s capital stock contained in its Registration Statement on Form S-4 filed with the SEC on March 12, 2026 and declared effective by the SEC on March 24, 2026, including any amendment or report filed for the purpose of updating such description.

All documents the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         DESCRIPTION OF SECURITIES

Not applicable.

Item 5.         INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

As an Oregon corporation, Digimarc Corporation (“Digimarc,” “we,” “us,” or “our”) is subject to the Oregon Business Corporation Act (the “OBCA”) and the exculpation from liability and indemnification provisions contained therein. As authorized by Section 60.047(2) of the OBCA, Article IX of our articles of incorporation eliminates the liability of our directors to us or our shareholders for certain acts or omissions. Our articles of incorporation do not eliminate the liability of our directors to the extent that the OBCA does not permit corporations to limit directors’ liability.

Section 60.387 et seq. of the OBCA authorizes corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that the actions taken were in the best interests of the corporation or at least not opposed to the corporation’s best interests and, if in a criminal proceeding, such individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation if (i) the director or officer has been adjudged liable to the corporation or (ii) the proceeding charged the director or officer with (and adjudged the director or officer liable for) improperly receiving a personal benefit. Nor may corporations indemnify directors or officers against breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any unlawful distribution under Section 60.367 of the OBCA, or any transaction from which the director or officer derived an improper personal benefit. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is entitled to mandatory indemnification, or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether the director or officer met the good faith and reasonable belief standards of conduct set forth in the statute.

The OBCA also provides that the statutory indemnification provisions are not exclusive of any other rights directors or officers may be entitled to under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise. Article VIII of our articles of incorporation and Article V of our bylaws require us to indemnify our directors, officers, agents and other representatives from losses suffered while acting on our behalf. Article VIII of our articles of incorporation and Article V of our bylaws specify that such representatives are to be indemnified to the fullest extent permitted by law, and that their right to indemnification shall not be affected by subsequent amendments to our articles of incorporation or bylaws or the end of the representative’s service to Digimarc.

Section 60.411 of the OBCA also authorizes corporations to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against or incurred by such individual, whether or not the corporation would have the power to indemnify such person against such liability under Section 60.391 or Section 60.394 of the OBCA. We maintain insurance coverage relating to certain liabilities of directors and officers.

Additionally, we have entered into indemnity agreements with certain of our officers and directors. The indemnity agreements require us to, among other things, indemnify the officer or director against all expenses (including attorneys’ fees, judgments, fines and penalties, among others) incurred by such officer or director as a result of being named or threatened to be named as a party to any proceeding as a result of such officer or director’s service in such capacity. The indemnity agreements also require us to indemnify the officer or director to the fullest extent permitted by law. However, the indemnification agreements prohibit us from indemnifying any director or officer who is determined to be liable under Section 16(b) of the Exchange Act (or similar provisions of any federal, state or local laws) for an accounting of the profits made on the purchase or sale of shares of the corporation.

Item 7.         EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.  EXHIBITS

Exhibit Number		Description

4.1

Articles of Incorporation of Digimarc Corporation (incorporated by reference to Exhibit 3.1 to Digimarc Corporation’s Current Report on Form 8-K, filed with the SEC on May 18, 2026 (File No. 001-43301))

4.2

Articles of Amendment to Articles of Incorporation of Digimarc Corporation (incorporated by reference to Exhibit 3.2 to Digimarc Corporation’s Current Report on Form 8-K, filed with the SEC on May 18, 2026 (File No. 001-43301))

4.3

Articles of Amendment to Articles of Incorporation of Digimarc Corporation (incorporated by reference to Exhibit 3.1 to Digimarc Corporation’s Current Report on Form 8-K, filed with the SEC on May 21, 2026 (File No. 001-43301))

4.4		Bylaws of Digimarc Corporation (incorporated by reference to Exhibit 3.3 to Digimarc Corporation’s Current Report on Form 8-K, filed with the SEC on May 18, 2026 (File No. 001-43301))

5.1*		Opinion of Ashurst Perkins Coie US LLP regarding legality of the common stock being registered

23.1*		Consent of KPMG LLP

23.2*		Consent of Ashurst Perkins Coie US LLP (included in opinion filed as Exhibit 5.1)

24.1*		Power of Attorney (see signature page)

99.1	*	Inducement LTIP Unit Award Agreement

99.2	*	Digimarc Corporation 2018 Incentive Plan

107*		Filing Fee Table

* filed herewith

Item 9.         UNDERTAKINGS

A.  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on July 6, 2026.

Digimarc Corporation

/s/ Charles Beck
By:	Charles Beck
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below authorizes Paul Carreiro and Charles Beck, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on July 6, 2026.

Signature	Title
/s/ Paul Carreiro	President and Chief Executive Officer (Principal Executive Officer)
Paul Carreiro

/s/ Charles Beck	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)
Charles Beck

/s/ Katie Kool	Chair of the Board of Directors
Katie Kool

/s/ Lashonda Anderson-Williams	Director
Lashonda Anderson-Williams

/s/ Rishi Bajaj	Director
Rishi Bajaj

/s/ Sheila Cheston	Director
Sheila Cheston

/s/ Sandeep Dadlani	Director
Sandeep Dadlani

/s/ Riley McCormack	Director
Riley McCormack

/s/ Dana Mcilwain	Director
Dana Mcilwain

/s/ Michael Park	Director
Michael Park